Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference into Registration Statement Nos. 333-222433, 333-208912, and 333-233912 on Form S-3, Registration Statement Nos. 333-222437, 333-205101, and 333-189551 on Form S-8, and Registration Statement No. 333-194697 on Post-Effective Amendment No. 1 to Form S-1 on Form S-3 of our report dated October 23, 2019, relating to our audit of the financial statements of SAVSU Technologies, Inc. for the years ended December 31, 2018 and 2017, which is included in this Form 8-K/A of BioLife Solutions, Inc. dated October 23, 2019.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

October 23, 2019